                                                                   Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is made and entered into as of February 28, 2002, by and among Thermal Waste Technologies, Inc. ("TWT"), a corporation organized and existing under the laws of the State of Delaware, and each of its stockholders (the "TWT Stockholders") whose names and addresses are set forth in Exhibit A; and Univec, Inc. ("U"), a corporation organized and existing under the laws of the State of Delaware.

                                   BACKGROUND

                  U desires to purchase the TWT Shares (as such term is defined below) from the TWT Stockholders on the following terms and conditions.

                  The TWT Stockholders desire to sell the TWT Shares to U on the following terms and conditions.

                  This Agreement and the transactions contemplated herein have been duly approved by the respective Boards of Directors of U and TWT.

                  All of the issued and outstanding shares of common stock of TWT have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the TWT Stockholders in the amounts set forth opposite their names in Exhibit A of this Agreement.

                                    AGREEMENT

                  U and TWT, and the TWT Stockholders, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound, agree as follows:

                                    ARTICLE 1

                           DESCRIPTION OF TRANSACTION

                  Section 1.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the TWT Stockholders agree to sell, assign, transfer, convey and deliver the TWT Shares to U, and U agrees to purchase and accept the TWT Shares from the TWT Stockholders, on the Closing Date. For the purposes of this Agreement, (i) "TWT Shares" shall mean 100% of the Fully Diluted common stock, $0.01 par value, of TWT, and (ii) "Fully Diluted" common stock shall mean that number of shares of common stock equal to the sum of (A) the number of shares of issued and outstanding common stock plus
(B) the number of shares of common stock issuable upon the exercise of outstanding options and warrants and the conversion of preferred stock, convertible debt or other convertible securities. The parties agree that on the Closing Date (as defined below), (X) TWT's liabilities will consist solely of those liabilities set forth in Exhibit B-1 hereto (the "Permitted Liabilities") and (Y) all other liabilities (other than Permitted Liabilities, and hereinafter referred to as "Non-Permitted Liabilities"), including, without limitation, the items set forth in Exhibit B-2 hereto, shall have been eliminated from TWT's balance sheet. The parties agree that neither U nor TWT is under any obligation to assume any other liabilities in connection with the transactions contemplated hereunder.

                  Prior to the consummation of the transactions contemplated hereunder, all outstanding options and warrants to purchase common stock of TWT, and preferred stock (whether convertible or not), convertible debt or other securities convertible into common stock of TWT, shall be cancelled and retired and the holders of such securities shall agree to terminate any rights to convert such securities, whether directly or indirectly, into shares of TWT common stock and the TWT Stockholders do hereby consent to the termination of any such conversion or purchase rights held by them.

                  Section 1.02 Delivery of Stock Certificates; Instruments of Transfer. On the Closing Date, the TWT Stockholders shall deliver to U (x) one or more certificates evidencing the TWT Shares and (y) such specific assignments, endorsements, other good and sufficient instruments of conveyance and transfer, in form and substance satisfactory to U, TWT and their respective counsel, as shall be reasonably requested by U to effectively vest in U title to all the TWT Shares. Simultaneously with the delivery of such instruments, TWT shall put U in actual possession and operating control of the business of TWT. U shall deliver to each TWT Stockholder one or more certificates evidencing the shares of U Common Stock (as defined below) purchased by such TWT Stockholder, each of which shall be registered in the name of such stockholder or its designee.


                  Section 1.03 Purchase Price. The consideration (the "TWT Purchase Price"): to be paid to the TWT Stockholders by U for all the TWT Shares shall be 620,000 shares of the common stock of U, $.001 par value per share (the "U Common Stock") and an option (the "TWT Options") to acquire 1,080,145 shares of U Common Stock.

                  U shall issue to the TWT Stockholders such U Common Stock and the TWT Options as set forth opposite their names in Exhibit A. In making such payment, there shall be no fractional shares issued; each share of U Common Stock issued pursuant to this Agreement shall be rounded up to the nearest whole number of shares.

                  Each TWT Option shall have an exercise period of ten (10) years and an exercise price of $.01 per share of U Common Stock. TWT Options shall be immediately exercisable.

                  Section 1.04 Closing; Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wollmuth Maher & Deutsch, 500 5th Avenue, New York, New York 10110, on February 28, 2002 or on such other date as may be mutually agreed upon by U and TWT (the "Closing Date").

                  Section 1.05 Further Action. From and after the Closing, upon written request from U, TWT or the TWT Stockholders, as the case may be, shall execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required to sell, assign, transfer, convey and deliver the TWT Shares to U.

                                    ARTICLE 2

                        U REPRESENTATIONS AND WARRANTIES

                  U represents and warrants, on behalf of itself, to each of TWT and the TWT Stockholders that:

                  Section 2.01 Organization and Standing. U is a corporation duly organized, validly existing, and in good standing under the DGCL.

                  Section 2.02 Authorization. U has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been authorized by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of U, enforceable against U in accordance with its terms. The U Common Stock to be issued (i) to the TWT Stockholders on the Closing Date or (ii) pursuant to the exercise of the options to acquire U Common Stock issued to such stockholders on the Closing Date, pursuant to the terms of this Agreement has been duly authorized and when issued will constitute duly issued, non-assessable shares of U, which shall be free and clear of all Encumbrances whatsoever; provided that upon the effectiveness of the Registration Statement (as defined below in Section 5.02) such shares shall be freely tradable. For purposes of this Agreement, the term "Encumbrances" shall mean any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind.

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                  Section 2.03 No Material Change. Except as set forth on
Schedule 2.03 hereto, since September 30, 2001, there has been no material adverse change in the condition (financial or otherwise), assets, properties, liabilities, or operations of U as of the Closing Date.

                  Section 2.04 Capitalization. As of the Closing Date, the capital structure of U is set forth on Schedule 2.04 hereto.

                  Section 2.05 Stock Options and Warrants. Schedule 2.05 hereto sets forth, among other matters, (A) outstanding U stock options granted to, among other parties, U directors and key employees, (B) outstanding U warrants granted to, among other parties, U directors and key employees and (C) certain convertible debt obligations of U held by U directors and employees which may be converted into U Common Stock on the terms set forth on Schedule 2.05.

                  Section 2.06 SEC Filings. U has filed all reports and registration statements required to be filed by it with the United States Securities and Exchange Commission (the "SEC") since January 1, 2000 (collectively, the "U SEC Reports"). As of its filing date, and giving effect to any amendments thereof, each U SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be. As of its filing date, and giving effect to any amendments thereof, each U SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each U SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  Section 2.07 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the U SEC Reports complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC under Regulation SB with respect thereto, had been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements contained therein (the "Interim Financial Statements"), as permitted by Form 10-QSB or the Exchange Act regulations promulgated by the SEC), and each fairly presented the consolidated financial position of U and its consolidated subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

                  Section 2.08 Absence of Undisclosed Liabilities. U and its subsidiaries do not have any liabilities or obligations of any nature, whether accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, and there is no existing condition or situation which could reasonably be expected to result in any such liabilities or obligations other than (i) liabilities reflected in the consolidated balance sheet of U dated as of September 30, 2001;
(ii) normal or recurring immaterial liabilities incurred since September 30, 2001 in the ordinary course of business consistent with past practices; (iii) liabilities set forth in Schedule 2.08 hereto; and (iv) liabilities disclosed in the U SEC Reports.

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                  Section 2.09 Litigation. Except as set forth on Schedule 2.09 hereto, there are no material actions, suits, or proceedings pending or, to the best of U's knowledge, threatened against or affecting U, its business, its assets, or the members of its Board of Directors or its executive officers, at law or in equity, by or before any court or Governmental Entity. For the purposes of this Agreement, "Governmental Entity" means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body, in each case whether foreign or domestic.

                  Section 2.10 Taxes. U has filed all federal, state, and local income taxes, franchise, payroll, excise, sales, and property taxes, tax reports or returns required to be filed by law and has paid all taxes and interest and penalties which have become due (except as noted below). As of September 30, 2001, U is fully up-to-date with its tax filings.

                  Section 2.11 No Brokers. Except as set forth on Schedule 2.11 hereto, U has not made any agreement or taken any action which might cause any person, corporation, partnership, governmental or regulatory authority or any other organization or entity (each, a "Person") to become entitled to a broker's fee or commission as a result of the transactions contemplated in this Agreement; and, except as expressly provided herein, U is not and shall not be liable for any such brokers fees.

                                    ARTICLE 3


                       TWT REPRESENTATIONS AND WARRANTIES

                  TWT and each of Messrs. Jon Bricken, James A. Marquis and William C. Kimbell (the "Senior TWT Stockholders"), severally and jointly, represents and warrants to U as follows:

                  Section 3.01 Capital Stock. A list of all holders of authorized, issued and outstanding shares of TWT stock (including holders of common stock, preferred stock, warrants, options and similar instruments with rights to acquire shares of TWT Common Stock) is set forth in Exhibit A. The TWT Stockholders are the only holders of the issued and outstanding stock of TWT.

                  Section 3.02 Organization and Standing. TWT is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                  Section 3.03 Authorization. TWT has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement has been authorized by all necessary corporate action, and this Agreement constitutes the legal, valid and binding obligation of TWT, enforceable against TWT in accordance with its terms. The TWT Shares to be transferred to U on the Closing Date, pursuant to the terms of this Agreement, have been duly authorized and validly issued and constitute non-assessable shares of TWT, which shall be free and clear of all Encumbrances whatsoever.

                  Section 3.04 No Material Change. Since December 31, 2001, there has been no material adverse change in the condition (financial or otherwise), assets, properties, liabilities, or operations of TWT.

                  Section 3.05 Absence of Undisclosed Liabilities. TWT and its subsidiaries do not have any liabilities or obligations of any nature, whether accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, and there is no existing condition or situation which could reasonably be expected to result in any such liabilities or obligations other than (i) liabilities reflected in the consolidated balance sheet of TWT dated as of December 31, 2001; (ii) normal or recurring immaterial liabilities incurred since December 31, 2001 in the ordinary course of business consistent with past practices; and
(iii) liabilities set forth in Schedule 3.05 hereto.

                  Section 3.06 Subsidiaries. There are no corporations, partnerships or other entities in which TWT owns, of record, beneficially or otherwise, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. TWT does not have any obligation to invest in any other Person.

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                  Section 3.07 Litigation. Except as set forth on Schedule 3.07 hereto, there are no material actions, suits, or proceedings pending or, to the best of TWT's knowledge, threatened against or affecting TWT, its business, or its assets, at law or in equity, by or before any court or governmental department or agency.

                  Section 3.08 Financial Statements. Set forth on Schedule 3.08 hereto are the unaudited financial statements of TWT (balance sheet and statement of income, changes in stockholder's equity, and cash flow), as of and for the fiscal year ended December 31, 2001.

                  Section 3.09 Indebtedness. Set forth on Schedule 3.09 hereto, are descriptions of all of TWT's indebtedness including all accounts payable, liabilities and capital leases for equipment.

                  Section 3.10 Taxes. TWT has filed all federal, state, and local income taxes, franchise, payroll, excise, sales, and property taxes, tax reports or returns required to be filed by law and has paid all taxes and interest and penalties which have become due (except as noted below). TWT is fully up-to-date with its tax filings.

                  Section 3.11 Employee Benefits. Set forth on Schedule 3.11 hereto are all the Employee Benefit Plans that TWT maintains or to which TWT contributes for the benefit of current and former employees of TWT. Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and operation in all respects with the applicable requirements of the Code, and the Employee Retirement Income Security Act of 1974, as amended.

                  Section 3.12 Intellectual Property. (a) Set forth on Schedule
3.12 hereto is a list and brief description of all the TWT Intellectual Property (as defined below). TWT has to the best of its knowledge delivered all relevant documentation regarding the TWT Intellectual Property to U.

                  (b) Except as disclosed on Schedule 3.12, TWT owns or has rights to use all patents, trademarks, trade names, service marks, service names, trade secrets, copyrights, and other proprietary intellectual property rights and applications therefor, that are material to the business of TWT (collectively, "TWT Intellectual Property") and used or held for use in such business, free and clear of any Encumbrance (other than the license or other agreements under which TWT obtains its rights from third parties). Schedule 3.12 sets forth a list of all such TWT Intellectual Property owned, used, held for use or licensed by TWT, with a fair market value in excess of $1,000, and any licenses or other agreements relating thereto, and, for TWT Intellectual Property owned by TWT, indicates whether and where any such TWT Intellectual Property has been registered or filed with the United States Patent and Trademark Office, the United States Copyright Office or the corresponding office of any other jurisdictions. The conduct of TWT's business does not conflict with or infringe upon, and no one has asserted to TWT that the conduct of its business conflicts with or infringes upon, any intellectual property owned, possessed, used or claimed by any third party. To the best knowledge of TWT, no intellectual property owned, possessed, used or claimed by any third party conflicts with or infringes upon the TWT Intellectual Property. Except as disclosed in Schedule 3.12, TWT has not granted any outstanding licenses or other rights, or obligated itself to grant licenses or other rights in or to any of the TWT Intellectual Property owned, used by or licensed to it.

                  (c) All patents and registered trademarks, service marks and other TWT product or service identifiers and registered copyrights of TWT are valid and subsisting. TWT had and does now have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the TWT Intellectual Property.

                  (d) TWT has not entered into any agreement or offered to indemnify any Person against any charge of infringement of any intellectual property. TWT has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any TWT Intellectual Property right.

                  (e) TWT has not conducted its business, and has not used or enforced (or failed to use or enforce) the TWT Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the TWT Intellectual Property or any registrations of TWT Intellectual Property, and TWT has not taken (or failed to take) any action that would result in the forfeiture or relinquishment of any rights in the TWT Intellectual Property. TWT has not granted to any third party any rights or permissions to use any of the TWT Intellectual Property.

                  (f) The TWT Intellectual Property is free from known material defects and substantially conforms to the applicable specifications, documentation and samples of such TWT Intellectual Property.

                  Section 3.13 No Brokers. Except as set forth on Schedule 3.13 hereto, TWT has not made any agreement or taken any action which might cause any Person to become entitled to a broker's fee or commission as a result of the transactions contemplated in this Agreement; and, except as expressly provided herein, TWT is not and shall not be liable for any such broker's fees.

                  Section 3.14 Compliance with Laws; Permits. TWT has made or has obtained and holds all registrations, filings, submissions, certificates, determinations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (collectively, "Permits") necessary for the lawful conduct of its business as presently or previously conducted or as presently proposed to be conducted. Schedule 3.14 sets forth a complete and correct list of each Permit that is held by TWT or that otherwise relates to the business of, or to any of the assets or properties owned or used by, TWT. With respect to such Permits, (i) the Permits of TWT are valid and in full force and effect,
(ii) TWT is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such Permits, and (iii) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions hereunder. For the purposes of this Agreement, "Governmental Entity" means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body, in each case whether foreign or domestic.

                  (b) The business of TWT has been conducted in compliance in all respects with all applicable Laws. Except as other set forth on Schedule
3.14 a hereto, no investigation or review by any Governmental Entity with respect to TWT is pending or, to the best knowledge or TWT, threatened, nor, to the best knowledge of TWT, has any Governmental Entity indicated an intention to conduct the same. For the purposes of this Agreement, "Law" means all applicable provisions of all constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances, and codes and orders of any Governmental Entity, in each case whether foreign or domestic.

                  Section 3.15 Environmental Laws. (a) To their best knowledge after due inquiry, TWT (i) is in compliance with any and all applicable Laws relating to the protection of human health and safety or emissions, discharges, releases, threatened releases, removal, remediation or abatement of pollutants, contaminants, chemicals or industrial, hazardous or toxic substances or wastes into or in the environment (including air, surface water, ground water or land) or otherwise used in connection with the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances or wastes, as defined under such applicable Laws ("Environmental Laws"), (ii) has received all Permits required of TWT under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such Permit.

                  (b) To their best knowledge after due inquiry, there is no substance designated a "hazardous substance" by any Environmental Law, including asbestos, petroleum, urea formaldehyde insulation and petroleum by-products (such substances, "Hazardous Substances") present at any of the real property currently owned or leased by TWT; and with respect to such real property, to the best knowledge of TWT, there has not occurred (i) any release or threatened release of a Hazardous Substance or (ii) any discharge or threatened discharge of any Hazardous Substance into the ground, surface or navigable waters, which discharge or threatened discharge violates any Laws, including Environmental Laws.


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

                  Section 3.16 Stock Options. There are no vested stock options outstanding. There are no other vested options for TWT Common Stock. Any and all other unvested stock options will be cancelled prior to Closing. TWT has no phantom stock.

                                   ARTICLE 3A

                 TWT STOCKHOLDERS REPRESENTATIONS AND WARRANTIES

                  Each TWT Stockholder, severally as to itself and not jointly, represents and warrants to U as follows:

                  Section 3A.01 Investment Representations and Warranties. Such TWT Stockholder understands that the shares of U Common Stock have not been registered under the Securities Act and that the certificates evidencing each share of U Common Stock shall bear a legend noting that it is not freely tradable.

                  Section 3A.02 Acquisition for Own Account. Such TWT Stockholder is acquiring the shares of U Common Stock for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act.

                  Section 3A.03 Ability to Protect Its Own Interests and Bear Economic Risks. Such TWT Stockholder, by reason of his or its business and financial experience, has the capacity to protect his or its own interests in connection with the transactions contemplated by this Agreement. Such TWT Stockholder is able to bear the economic risk of an investment in the shares of U Common Stock, and has an adequate income independent of any income produced from an investment in the shares of U Common Stock and has sufficient net worth to sustain a loss of all of its investment in the shares of U Common Stock without economic hardship if such a loss should occur.

                  Section 3A.04 Accredited Investor. Such TWT Stockholder is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act.

                  Section 3A.05 Access to Information. Such TWT Stockholder has been given access to all U documents, records, and other information, has received physical delivery of all such documents, records and information which such TWT Stockholder has requested, and has had adequate opportunity to ask questions of, and receive answers from, U's officers, employees, agents, accountants, and representatives concerning U's business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the shares of U Common Stock.

                  Section 3A.06 Restricted Securities.

                  (a) Such TWT Stockholder understands that the shares of U Common Stock will be characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from U in a transaction not involving a public offering and that under such laws and applicable regulations such shares of U Common Stock may be resold without registration under the Securities Act only in certain limited circumstances.

                  (b) Such TWT Stockholder acknowledges that the shares of U Common Stock must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available.

                  (c) Such TWT Stockholder is aware of the provisions of Rule 144 under the Securities Act which permit limited resale of securities purchased in a private placement.

                  Section 3A.07 No Public Market. Such TWT Stockholder understands that no public market now exists for any of the securities issued by U pursuant to this Agreement, that U has made no assurances that a public market will ever exist for the Shares of U Common Stock.

                  Section 3A.08 Due Authorization. Such TWT Stockholder has the requisite power and authority to enter into this Agreement and perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been authorized by all necessary action. This Agreement constitutes the legal, valid and binding obligation of such TWT Stockholder, enforceable against such TWT Stockholder in accordance with its terms.

                  Section 3A.09 No Conflict. The execution, delivery and performance of this Agreement by such TWT Stockholder does not and will not (i) violate, conflict with or result in the breach of any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, or other requirement or rule of law or any order writ, judgment, injunction, decree, stipulation. determination or award entered into by or with any governmental authority applicable to such TWT Stockholder, any of its assets, properties or businesses, or (ii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of its shares or on any of the assets or properties of such TWT Stockholder pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such TWT Stockholder is a party or by which any of its shares or any of such assets or properties is bound or affected, which in any such case would affect the legal, valid and binding nature or enforceability of this Agreement or the transfer of its shares to U free and clear of Encumbrances.

                  Section 3A.10 Title. Such TWT Stockholder owns on the Closing Date the number and class of shares of TWT stock set forth in Exhibit A, free and clear of all Encumbrances. Each of the TWT shares of such TWT Stockholder is validly issued, fully paid and nonassessable and is freely tradeable.

                                    ARTICLE 4

                                 COVENANTS OF U


                  Section 4.01 Conduct in the Ordinary Course. U, for the twelve month period beginning on the Closing Date, intends to conduct the operations of U and TWT in the same lines of business and in the ordinary course, consistent with past practices of U and TWT.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

                  Section 5.01 Expenses. (a) Within 30 days after Closing, U shall pay to Allegent Growth Strategies LLC ("Allegent"), as a fee for services in negotiating and structuring the transactions contemplated by this Agreement US $37,888 cash (certified check or wire transfer) provided, that the foregoing $37,888 (the "Deferred Amount") shall be deferred until the time at which U and Allegent agree that it is financially reasonable for U to pay such amount; provided, further, that in the reasonable discretion of Allegent, if the foregoing Deferred Amount has not been paid by U to Allegent, Allegent may convert such Deferred Amount into options to purchase shares of U Common Stock on the following basis: (i) Allegent shall receive options (the "Allegent Options") to purchase the number of shares of U Common Stock equal to the number obtained by dividing (I) the Deferred Amount by (II) the average of the closing bid and closing asked prices for the thirty (30) consecutive trading days preceding the Closing Date, as such prices are reported in the Wall Street Journal or by any market maker; (ii) each such option shall have an exercise period of ten (10) years; (iii) the exercise price for such options shall be the price determined in the foregoing clause (i)(II); and (iv) such options shall include standard terms and conditions for options of this nature.

                  (b) On the Closing Date, U shall pay or reimburse the reasonable transaction costs related to the transactions contemplated hereby, including without limitation reasonable fees of counsel and agents for TWT; provided, however, that such transaction costs (including disbursement expenses) do not exceed $20,000 in the aggregate.

                  Section 5.02 Registration of U Common Stock to be issued to TWT Stockholders. Within 90 days after the Closing Date, U shall prepare and shall file with the SEC a registration statement on Form SB-2 (the "Registration Statement") with respect to the U Common Stock issued to TWT Stockholders and underlying the options issued to such stockholders pursuant to the terms of this Agreement; provided that U qualifies for registration on such Form SB-2 or, if not qualified to use Form SB-2, on any other form necessary to register the U Common Stock. U shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. TWT shall furnish U with all information concerning TWT and the holders of its capital stock and shall take such other action as U may reasonably request in connection with the Registration Statement. If any event or circumstance relating to U, TWT or any of their respective subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement, such party shall promptly inform the others thereof and take appropriate action in respect thereof.

                  Section 5.03 Audit of TWT. Following the execution of this Agreement, TWT and the TWT Stockholders each agree to use commercially reasonable efforts to cooperate with U to develop the documentation (including, but not limited to any audited financial statements) required to complete the registration statement referred to in Section 5.02 and to satisfy U's filing requirements under the Exchange Act. TWT and the TWT Stockholders each represent and warrant to U that that TWT together with the TWT Stockholders have all company records necessary to develop such documentation.

                  Section 5.04 Further Action. U shall make any necessary filings with respect to the transactions contemplated hereby under the Securities Act and the Exchange Act and the rules and regulations thereunder, and U shall use its reasonable best efforts to take any action required to be taken under state securities or "blue sky" laws in connection with the issuance of the shares of U Common Stock in accordance with the provisions of this Agreement.

                  Section 5.05 Nasdaq Bulletin Board Listing. U shall use its reasonable efforts to cause the shares of U Common Stock, the class to be issued in the transactions contemplated herein, to continue to be approved for quotation on the Nasdaq Bulletin Board.

                                    ARTICLE 6

                              CONDITIONS PRECEDENT

                  Section 6.01 Conditions Precedent to TWT's obligations. The obligations of TWT to effect the Closing are conditioned upon the following actions: (x) the Board of Directors of U shall appoint Jon Bricken as Vice President of U as of the Closing Date and (y) U shall enter into an employment agreement with Mr. Bricken in the form of the employment agreement set forth in Exhibit C hereto (the "Employment Agreement").

                  Section 6.02 Conditions Precedent to U's obligations. The obligations of U to effect the Closing are conditioned upon the following actions: (x) the TWT Stockholders shall enter into a voting agreement on terms substantially similar to those set forth in Exhibit D hereto (the "Voting Agreement"), (y) the delivery of a favorable opinion from Mintz Levin Cohen Ferris Glovsky & Popeo, intellectual property counsel to TWT, dated the Closing Date, in a form substantially similar to that attached as Exhibit E hereto and
(z) the delivery of a favorable opinion from Collins, Hannafin, Garamella, Jarber & Tuozzolo, corporate counsel to TWT, dated the Closing Date, in a form substantially similar to that attached as Exhibit F hereto.

                                    ARTICLE 7

                              CONDITIONS TO CLOSING

                  Section 7.01 Conditions to Each Party's Obligation to Effect the Closing. The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                             (a) HSR Act.  The waiting period applicable to
the consummation of the transactions contemplated hereby under the HSR Act, if applicable, shall have expired or been terminated.

                             (b) Shareholder Approval.  This Agreement shall
have been approved and adopted by the requisite shareholder vote of TWT, in accordance with such party's constitutive documents and the laws of the State of Delaware.

                             (c) Governmental Approvals.  All authorizations,
consents, orders or approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement shall have been obtained and be in effect.

                             (d) No Injunctions or Restraints; Illegality.
No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Closing or limiting or restricting the conduct or operation of the business of U and TWT after the Closing shall have been issued and be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Closing which makes the consummation of the Closing illegal or prevents or prohibits the Closing.

                             (e) Corporate Documents.  U at the Closing shall
have received from TWT copies of TWT's certificate of incorporation, certified by the Secretary of State of the State of Delaware, and of the By-laws of TWT, certified by its Secretary.

                             (f) Good Standing Certificates.  U at the Closing
shall have received from TWT certificates from the Secretary of State of the State of Delaware to the effect that TWT is in good standing, listing all charter documents of TWT on file and attesting to TWT's payment of all franchise or similar taxes.

                             (g) Supporting Documents.

                                    (i) Copies of resolutions of TWT's Board of
                  Directors, certified by the Secretary of TWT, authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments the performance of the transactions contemplated hereby.

                                    (ii) A certificate of incumbency executed by
                  the Secretary of each respective party (x) certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraph (i) above and (y), with respect to TWT, further certifying that the Certificate of Incorporation filed July 10, 1996 as amended by the Certificate of Amendment filed July 2, 1996 with the Secretary of State of the State of Delaware and the By-laws as amended July 28, 1997 have been validly adopted and have not been amended or modified.

                             (h) Permitted Liabilities.  TWT shall have no
liabilities other than the Permitted Liabilities on its balance sheet as of the Closing Date.

                             (i) Non-Permitted Liabilities.  All of the
Non-Permitted Liabilities, including those set forth in Exhibit B-2 hereto, shall have been eliminated from TWT's balance sheet in compliance with its obligations under Section 1.01 above.

                             (j) Cancellation of TWT / Bricken Employment
Agreement. TWT and Mr. Bricken shall have terminated their employment agreement, as was in effect prior to the Closing, and Mr. Bricken shall have released any and all claims whatsoever with respect to such agreement.

                             (k) Cancellation of TWT Stock Option Plan.  TWT
shall have cancelled its stock option plan. All participants in the TWT Stock Option Plan shall have agreed to hold TWT harmless from and against any claim or action arising from or in connection with the cancellation of the TWT Stock Option Plan.

                                    ARTICLE 8

                                  MISCELLANEOUS

                  Section 8.01 Notices. All notices, requests, demands, claims, and other communications shall be in writing and shall be deemed duly given if it is sent by registered or certified mail, or international courier, return receipt requested, postage prepaid, and addressed to the recipient as set forth below:

    To U:              Mr. Joel Schoenfeld
                       Univec, Inc.
                       22 Dubon Court
                       Farmingdale, New York 11735
                       Phone:  (631) 777-2000
                       Fax:  (631) 777-2786

    To U:              Dr. David L. Dalton
                       10 E. Baltimore Street
                       Suite 1404
                       Baltimore, MD 21202
                       Phone: (410) 347-1541
                       Fax: (410) 347-1542


    With a copy to:
                       Snow, Becker, Kraus P.C.
                       605 Third Avenue
                       New York, New York 10017
                       Phone: (212) 687-7860
                       Fax: (212) 949-7052
                       Attn: Burton K. Gordon, Esq.

    With a copy to:    Wollmuth Maher & Deutsch, LLP
                       500 5th Avenue, 12th Floor
                       New York, New York 10110
                       Phone: (212) 382-3300
                       Fax: (212) 382-0050
                       Attn: Rory M. Deutsch, Esq.

    To TWT:
                       Thermal Waste Technologies, Inc.
                       Commerce Park - 5 Corporate Drive
                       Danbury, CT 0681
                       Phone:  (203) 778-1139
                       Fax:  (203) 778-3114
                       Attn: Jon Bricken


    With a copy to:    Collins, Hannafin, Garamella, Jarber & Tuozzolo, P.C.
                       148 Deer Hilll Avenue
                       P.O. Box 440
                       Danbury, CT 06813-040
                       Phone:  (203) 744-2150
                       Fax:
                       Attn:  Ed Hannafin, Esq.

All notices shall be effective upon receipt.

                  Section 8.02 Entire Agreement and Amendment. This Agreement and the Schedules and Exhibits referenced herein constitute the entire agreement between and among the parties and supercedes all prior understandings, agreements, or representations by or among the parties, written or oral. This Agreement cannot be modified or otherwise amended unless in a signed writing between and among all the parties hereto.

                  Section 8.03 Waiver. No consent or waiver, expressed or implied, by any party to this Agreement of any breach or default by any other party hereto in the performance of any obligations hereunder or the validity of any representation or warranty herein shall be deemed or construed to be a consent or waiver to or of any other breach or default by such party.

                  Section 8.04 Interpretation. The parties hereby agree that if any question of interpretation of this Agreement arises, that all parties hereto have participated in the drafting of this Agreement, and therefore the interpretation of this Agreement shall not be construed against one party as the party responsible for drafting this Agreement.

                  Section 8.05 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which shall taken together operate as one instrument. Execution copies transmitted by facsimile shall be considered original versions hereof.

                  Section 8.06 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of law provisions or rules that would cause the application of the laws of any other jurisdiction.

                  Section 8.07 Survival of Representations and Warranties. All provisions of this Agreement relating to TWT and the TWT Stockholders, including without limitation all representations and warranties contained in Articles 3 and 3A of this Agreement, in the exhibits or schedules hereto relating to Articles 3 and 3A, or in any agreement, certificate or other instrument delivered pursuant hereto relating to Articles 3 and 3A, shall survive until the date thirty-six (36) months after the Closing Date; provided, however, that the representations and warranties dealing with TWT tax matters set forth in Section
3.10 shall survive until 30 days after the expiration of the applicable statutes of limitations (and any extensions thereof) governing such claims.

                  Section 8.08 Indemnification. (a) TWT and Senior TWT Stockholders, jointly and severally (the "Indemnifying Parties"), will defend, indemnify and hold U, its officers, directors and affiliates (the "Indemnified Parties") harmless from and against, and shall reimburse the Indemnified Parties for, any claims, losses, liabilities, actions, damages, costs and expenses (including reasonable attorneys' fees) incurred by the Indemnified Parties (a "Loss") arising out of or in connection with (a) any breach of the representations or warranties made by TWT, or a Senior TWT Stockholder, as the case may be, under this Agreement (except with respect to Section 3.14, as to which indemnification is provided for by the terms of Section 4.2 of the Employment Agreement) or in any agreement, certificate or other instrument delivered by TWT, or a Senior TWT Stockholder, as the case may be, pursuant to this Agreement and (b) any failure by TWT, or by a Senior TWT Stockholder, as the case may be, to perform any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by TWT, or a Senior TWT Stockholder, as the case may be, pursuant to this Agreement.

                  (b) Each TWT Stockholder, severally as to itself and not jointly, will defend, indemnify and hold the Indemnified Parties harmless from and against, and shall reimburse the Indemnified Parties for, any Loss arising out of or in connection with any breach of the representations made by such TWT Stockholder under Article 3A of this Agreement or in any agreement, certificate or other instrument delivered by each such TWT Stockholder, as the case may be, pursuant to this Agreement.

                  (c) The Indemnifying Parties hereby agree to indemnify and hold harmless the Indemnified Parties against any Loss the Indemnified Parties may sustain by reason of the Indemnifying Parties' respective acts, omissions or negligence as may be determined in law or in equity.

                  (d) To the extent that the Indemnifying Parties' and TWT Stockholders' undertakings set forth in this Section 8.08 may be unenforceable, the Indemnifying Parties and TWT Stockholders shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by an Indemnified Party.

                  (e) U, as an Indemnified Party, may elect to satisfy Losses for which it is indemnified for by the Indemnifying Parties or the TWT Stockholders, as the case may be, by requiring the Indemnifying Parties and the TWT Stockholders, as the case may be, to surrender those shares of U Common Stock issued, or issued pursuant to the exercise of the TWT Options, to the Indemnifying Parties and the TWT Stockholders, as the case may be, in the transactions contemplated hereby.

                  The parties have, intending to be legally bound, signed this Agreement below, as of the date first above written.

UNIVEC, INC.


By: /s/ Joel Schoenfeld
-----------------------------------------------
Joel Schoenfeld, Chairman of the Board


By: /s/ David L. Dalton
-----------------------------------------------
Dr. David Dalton, President



THERMAL WASTE TECHNOLOGIES, INC.


By: /s/ Jon Bricken
-----------------------------------------------
Jon Bricken, President


TWT STOCKHOLDERS


By: /s/ Jon Bricken
-----------------------------------------------
Jon Bricken


By: /s/ James A. Marquis
-----------------------------------------------
James A. Marquis


By: /s/ William C. Kimbell
-----------------------------------------------
William C. Kimbell


By: /s/ Thomas Seaman
-----------------------------------------------
Thomas Seaman


By: /s/ Andrew Aronson
-----------------------------------------------
Andrew Aronson

By:  /s/ Peter Bricken
-----------------------------------------------
Peter Bricken


By: /s/ Larry McMillan
-----------------------------------------------
Larry McMillan


By: /s/ Alan Richmond
-----------------------------------------------
Alan Richmond


By: /s/ Philip Ayoub
-----------------------------------------------
Philip Ayoub


By: /s/ Stanley Rumbough
-----------------------------------------------
Stanley Rumbough


By: /s/ F. Harlan Batrus
-----------------------------------------------
F. Harlan Batrus


By: /s/ Susan H. Fisher - widow*
-----------------------------------------------
    Fiduciary Trust Company International*

    By: /s/ Oscar G. Montes, Vice President
    -------------------------------------------

*Co-executors of the Estate of Bennett Fisher

By: /s/ Eleine S. Bricken
-----------------------------------------------
Eleine S. Bricken


By: /s/ Rita Bricken
-----------------------------------------------
Rita Bricken